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        [LOGO]         BEASLEY BROADCASTING GROUP, INC.



News Announcement                                 For Immediate Release

CONTACT:
B. Caroline Beasley                               Stewart Lewack, Joseph Jaffoni
Chief Financial Officer                           Jaffoni & Collins Incorporated
Beasley Broadcast Group, Inc.                     212/835-8500 or bbgi@jcir.com
941/263-5000


                  BEASLEY BROADCAST GROUP CLOSES ACQUISITION
                 OF SIX STATIONS FROM CENTENNIAL BROADCASTING

       - Beasley's Operations Expanded Into Las Vegas and New Orleans -

LAS VEGAS, Nevada, NEW ORLEANS, Louisiana, and NAPLES, Florida, January 31, 2001
- Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today completed its $113.5 million acquisition of Centennial Broadcasting's KKLZ-FM, KSTJ-FM, and KJUL-FM in Las Vegas and WRNO-FM, KMEZ-FM and WBYU-AM in New Orleans. Las Vegas and New Orleans are the 39th and 42nd largest radio markets, respectively when ranked by revenue.

As previously announced, in conjunction with the closing of the transaction Allen Shaw, 57, the President and Chief Executive Officer of Centennial Broadcasting, will be joining Beasley Broadcast Group as Vice Chairman and Co-Chief Operating Officer. Mr. Shaw previously served as the Chief Operating Officer of Beasley from 1985 to 1990.

Commenting on the transaction, Beasley Chairman and Chief Executive Officer George G. Beasley, stated, "We are delighted to add two more top 50 markets to the Beasley Broadcast Group portfolio and to welcome our new Las Vegas and New Orleans teams and Alan Shaw to the Company. Based on our analysis, there is strong growth potential in each of these markets, and we look forward to applying our operating disciplines to help these station groups realize their fullest potential."

                                    -more-
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Beasley Closes Centennial Acquisition, 1/31/01                       page 2


Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that, upon completion of pending transactions, will own or operate 44 stations (27 FM and 17 AM) located in eleven large- and mid-sized markets in the United States.

This news announcement contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "intends", "expects," "expected," "anticipates" or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the Company's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the radio broadcast industry generally. The Company undertakes no obligation to update the information contained herein

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